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                                  Exhibit 99.1
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      AEROPOSTALE DECLARES STOCK SPLIT AND INCREASES STOCK BUYBACK PROGRAM

                       ---Declares 3-For-2 Stock Split ---

    ---Authorizes Additional $35 Million for Stock Repurchase Program; Total
                            Program $70 Million ---

NEW YORK--March 10, 2004--Aeropostale, Inc. (NYSE:ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced a 3-for-2 stock split on all shares of its common stock that will be effected in the form of a stock dividend. The stock split will entitle all shareholders of record at the close of business on April 12, 2004 to receive one additional share of Common Stock for every two shares of Common Stock held on that date. The additional shares will be distributed to shareholders on or about April 26, 2004. Cash will be paid in lieu of issuing fractional shares based on the closing price of the company's common stock on April 12, 2004 (as adjusted for the stock split). Aeropostale has approximately 37.9 million shares outstanding, and given the effect of the stock split, will have approximately 56.9 million shares outstanding.

The Company also announced that its board of directors has approved an increase in its common stock repurchase program to acquire an additional $35 million of its outstanding common stock. The board of directors had authorized a common stock repurchase program for $35 million in November 2003. The announcement today will bring the total stock repurchase program to $70 million. As of January 31, 2004, the company purchased back approximately $17.7 million (630 thousand shares) under the stock repurchase program.

Julian R. Geiger, Chairman and Chief Executive Officer, said, "Given our strong cash position and projected cash flows, we believe the implementation of an additional $35 million share repurchase program is an excellent means to return additional value to our shareholders."

About Aeropostale, Inc.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 462 stores in 41 states.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors

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include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's prospectus dated July 28, 2003 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

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